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                                        August 17, 1995

                                        VIA HAND DELIVERY

Name~
SUMMIT FAMILY RESTAURANTS INC.
440 Lawndale Drive
Salt Lake City, Utah  84115-2917

         Re:     Change of Control

Dear Salutation~:

         The Board of Directors considers you a key member of the management team of Summit Family Restaurants Inc., formerly JB's Restaurants, Inc., (the "Company"). The Company is desirous of retaining well qualified executives and key personnel and to assure both itself and you of continuity of management in the event of any actual or threatened change in control of the Company. The persons in control of the Company subsequent to change in control of the Company may be unwilling to recognize fully your past contributions or reward you upon your termination from employment with severance payments that the Board of Directors would normally deem appropriate in such extraordinary circumstances. Further, any change in control of the Company is likely to occur pursuant to a tender offer for the Company's stock at a substantial premium over the market price for said stock. Your contributions in the past have, and after the signing of this agreement will have, largely aided in creating the premium a tender offeror is willing to pay and such contributions should be rewarded by the Company. Finally, the Board of Directors recognizes that the threat of a major change in the control of the Company would be of significant concern to you. The purpose of this letter is to set forth our mutual agreement regarding your eligibility to receive termination pay under certain specified conditions, as set forth below, in order to foster and encourage your continued attention and dedication to your assigned duties in the event of such potentially disturbing and disruptive circumstances. The Company shall be bound, in consideration of your continued service, to do the following:

 1. Upon the occurrence of any of the following events between August 17, 1995 and September 30, 1996, and successive one year periods thereafter, if renewed by the Company, the Company will thereupon pay to an escrow account at Zions First National Bank (the "Escrow Agent") one and one-half (1 1/2) times your "base salary" (as hereinafter defined), or at the discretion of the Company, deliver to the Escrow Agent, and maintain, an irrevocable letter of credit in an equal face amount issued by a bank with assets of at least $1,000,000,000,:
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         (a)     The Company enters into an agreement or letter of intent, the consummation of which would result in the occurrence of an event enumerated in Section 2(a);

         (b) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute an event enumerated in Section 2(a);

         (c) any person, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, who is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities; or

         (d) the Board adopts a resolution to the effect that, for purposes of this agreement, an event requiring funding has occurred.

 2.      (a)     If, after the occurrence of any event enumerated in Section 1 above but before the occurrence of any event enumerated in this Section 2(a), your employment by the Company (1) terminates involuntarily for any reason other than for cause, disability, retirement on or after the date you reach normal retirement age, or death, or (2) materially changes (as defined herein) and you voluntarily terminate your employment with the Company within sixty (60) days immediately following such material change, the Escrow Agent will pay to you, or, if you fail to survive, to your beneficiaries on your behalf, the amount required to be deposited or secured by a letter of credit as described in paragraph 1 above in the manner and subject to the conditions set forth herein, upon your written demand.

                 If, after the occurrence of any event enumerated in this
                 Section 2(a), your employment by the Company (1) terminates involuntarily for any reason other than for cause, disability, retirement on or after the date you reach normal retirement age, or death, or (2) terminates voluntarily within ninety
                 (90) days immediately following the occurrence of any event enumerated in this Section 2(a), or (3) materially changes (as defined herein) and you voluntarily terminate your employment within sixty (60) days immediately following such material change, the Escrow Agent will pay to you, or, if you fail to survive, to your beneficiaries on your behalf, the amount required to be deposited or secured by a letter of credit as described in paragraph 1 above in the manner and subject to the conditions set forth herein, upon your written demand.
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                 The events enumerated in this Section 2(a) are as follows:

                 (i) any person (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities;

                 (ii) during any period of two consecutive years (not including any period prior to the execution of this agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in
                             Section 2(a)(i) or (iii)) whose election by the Board or nomination for election by the Company's stockholders was approved, by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

                 (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other Company, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company's then outstanding securities;

                 (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.
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         (b)     If your employment is voluntarily terminated for any reason after the occurrence of an event enumerated in Section 1 above (other than as a result of a material change in your employment with the Company as referenced in Section 2 (a) above), but prior to the occurrence of an event enumerated in
                 Section 2(a), you shall forfeit your right to any payment under this agreement.

         (c) The amount so deposited for you will be paid in one lump sum as soon as practicable after your demand; provided, however, that the Escrow Agent shall have the right to deduct any amounts required by federal or state laws with respect to this agreement (including, without limitation, any amount required to be withheld in order for the Company to obtain a tax deduction with respect to the payments made pursuant to this agreement).

         (d) Your right to make a demand hereunder shall terminate upon the expiration of two (2) years from the date of deposit of funds with the Escrow Agent as provided in Section 1 above or, if earlier, one (1) year from the date of an event set forth in
                 Section 2(a) above, unless you have become entitled to make, and in fact have made, a demand within that time period.

         (e) The term "for cause" shall mean an act by you of dishonesty or fraud constituting a crime under applicable state or federal law, which act is materially damaging or materially detrimental to the business or operations of the Company, provided that you shall have received written notice from the Board of such act and shall have continued to engage in such act after thirty (30) days following receipt of such notice, which notice shall specifically identify the manner in which the Board believes that you have engaged in such act. Notwithstanding the foregoing, you shall not be deemed to have been terminated for cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of an act of dishonesty or fraud constituting a crime under the applicable state or federal law, and continuing such as aforesaid after a notice from the Board, and specifying the particulars thereof in detail. Your conduct, in connection with actions taken in response to a possible Section 2(a) event that were approved by the Board prior to such event shall not, under any circumstance, be deemed conduct giving rise to termination for cause.

         (f)     The term "material change in employment" with the Company
                 shall mean (i) a ten percent (10%) or greater decrease in your annual salary (ii) a diminution in
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                 title (iii) a decrease in your duties and responsibilities that results in you no longer having the duties and responsibilities associated with your current title or that have been associated with your title during your employment with the Company, or
                 (iv) a requirement that you relocate more than fifty (50) miles from the current offices of the Company. A material change in employment that results in your voluntary termination within sixty (60) days immediately following the material change shall be considered an involuntary termination for the purposes of this letter agreement.

         (g) Upon termination of your employment under any circumstances giving rise to a right to payment hereunder, the Company shall provide you with appropriate notices under Section 4980B of the Internal Revenue Code, as amended ("COBRA") (or other applicable state or federal law) to enable you to continue your health insurance coverage under the health insurance plan offered by the Company to its employees at the time of your termination. Provided that you complete both of the conditions identified in (A) and (B) below, the Company shall continue to pay the portion of the premiums applicable to your health insurance benefits that the Company paid prior to your termination through the earlier of (1) eighteen (18) months immediately following your termination of employment or (2) such time as you commence employment with an entity or individual from whom health insurance benefits are available to you, regardless of whether such benefits are comparable to the benefits you had been receiving from the Company prior to your termination. Nothing herein prevents you from continuing your health insurance benefits beyond the time period referenced above as allowed by the terms, conditions and limitations of the applicable health insurance plan and applicable state and federal law; provided however, that you will be responsible to pay the entire premium to continue such coverage.

                 Conditions (A) and (B) are as follows:

                             (A) You must complete in a timely manner and return to the Company all documents requested by the Company for you to elect to extend your health insurance coverage under the medical plan of the Company as permitted by COBRA or other applicable state or federal law or other forms requested by the Company; and

                             (B) You must continue to pay in a timely manner that portion of the premium you were obligated to pay prior to your termination.

                 This provision shall not be interpreted to and is not intended to increase the time during which health insurance benefits are available to you under the
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                 Company's health insurance plan beyond eighteen (18) months following your termination. Your rights, if any, to health insurance under the Company's health insurance plan pursuant to COBRA (or any other state or federal law) shall commence immediately upon your termination of employment and not upon the termination of the Company's payment of any portion of your health insurance benefit. Nothing herein is intended to limit your right, if any, to continue your COBRA benefits, if any, beyond eighteen (18) months as allowed by federal or state law, subject to all conditions or limitations of the health insurance plan and provided you pay the entire premium necessary to continue your COBRA benefits.

         (h) If your employment is terminated under any circumstances giving rise to a right to payment hereunder, then through the earlier of (1) eighteen (18) months after such termination or (2) until you become employed with an entity or individual from whom such benefits are available, regardless of whether such benefits are comparable, the Company shall arrange to provide you with life and disability insurance benefits substantially similar to those which you are receiving immediately prior to your termination of employment so long as you pay in a timely manner any portion of such premiums for such benefits that you were required to pay prior to your termination.

 3. The Company may withdraw the amount so deposited with the Escrow Agent pursuant to Section 1 above when and only when two (2) years have expired from the date of deposit or, if earlier, one (1) year from the date of an event set forth in Section 2(a) above, and no proper demand has been made during that time, or when the conditions requiring the deposit have ceased to exist for a period of ninety (90) days without a demand right having been created, or when your right to a payment under this agreement has been forfeited by you, whichever occurs first. If, before the expiration of such period, there shall occur another event of the kind described in Section 1 above or Section 2(a) above, the Company will not be required to make an additional deposit (except to the extent necessary by an increase in your base salary after the last funding event), but the two (2) year/one (1) year period shall then be measured from the date of the last such event. Notwithstanding a deposit with the Escrow Agent on your behalf pursuant to Section 1 above, you shall continue to be entitled to receive all of your normal and usual benefits from the Company until a termination of your employment shall occur.

 4. The Company agrees to pay the charges of the Escrow Agent for its services under this agreement, and the Company will be entitled on a monthly basis to any interest or other income arising from the amount so deposited prior to the date of your demand hereunder. Any interest or other income arising from the amount so deposited after the date of your demand hereunder shall be paid to you.
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 5.      The escrow arrangement will be subject to the Escrow Agent's usual rules and procedures, and the Company will indemnify the Escrow Agent against any loss or liability for any action taken by it in good faith in such capacity.

 6. This agreement shall be independent of any other contract or agreement that may exist between you and the Company from time to time. This agreement shall not restrict the Company's right to terminate your employment with the Company nor your rights to terminate employment with the Company. No merger or consolidation with any other entity, or sale of all or substantially all of the Company's assets shall occur without assumption of this agreement by the purchaser or payment by the purchaser or Company of the sum set forth in Section 1.

 7. As used in this agreement, "person" shall be deemed to have the same meaning as when used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), and "beneficial owner" shall have the same meaning as when used in Rule 13d-3 promulgated pursuant to the Exchange Act. As used in this agreement, "Company" refers not only to Summit Family Restaurants Inc. but also to its successors by merger or otherwise.

 8. As used herein, "base salary" shall mean the average of the base salary paid to you on a bi-weekly basis during the twelve (12) months immediately preceding the occurrence of the event enumerated in Section 1(a), (b) or (c), and shall exclude any bonuses, profit sharing payments, car allowance, and other items of compensation. If your "base salary" should increase after the occurrence of an event described in Section 1(a), (b) or (c), and prior to the occurrence of an event described in Section 2(a), the amount which must be deposited with the Escrow Agent pursuant to Section 1 shall be adjusted appropriately by including the increased amount when determining the average twelve month base salary.

 9.      Notwithstanding anything to the contrary in this agreement, if the total amounts payable by the Escrow Agent under this agreement, together with any other amounts to which you are entitled hereunder and under any plan, program, arrangement of, or agreement with the Company would in the aggregate result in the payment of an "excess parachute payment" as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended ("Code"), the total amounts payable under this agreement and such other payments shall be reduced, in such order and manner as you may elect, or if you fail to so elect, as the Company shall determine, to the largest amount which may be paid without any portion of such amounts being subject to the excise tax imposed by
         Section 4999 of the Code. The determination of any reduction in such amounts shall be made by a public accounting firm of the Company's choice, which may at the Company's option include the Company's accounting firm or outside certified public accountant, and such determination shall be conclusive and
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         binding on you and the Company.  You and the Company agree to cooperate fully with such public accounting firm or accountant to assist in making any determination. Any excess amounts so determined shall be returned immediately to the Company upon communication of such information to Escrow Agent from such public accounting firm.

10.      In the event that, following the creation of a demand right pursuant to
         Section 2 hereof, you incur any costs or expenses, including attorneys' fees, in the enforcement of your rights under this agreement or under any plan for the benefit of employees of the Company, including without limitation the Company's stock option plans, pension plan, employee stock ownership plan, thrift and savings plan, bonus arrangement, supplemental pension plan, then, unless the Company or the consolidated, surviving or transferee person in the event of a consolidation, merger or sale of assets, is wholly successful in defending against the enforcement of such rights, the Company, or such consolidated, surviving or transferee person, shall promptly pay to you all such costs and expenses.

11. All notices, requests, demands and other communications which are required to be or may be given under this agreement shall be in writing and shall be deemed to have been duly given when delivered in person or transmitted by telecopy or telex or upon receipt after dispatch by certified or registered first class mail, postage prepaid, return receipt requested, to the party to whom the same is given or made:

         a.      Notice to the Escrow Agent should be sent to:

                 Zions First National Bank
                 One Main Street
                 Salt Lake City, Utah  84111
                 Attention:  Corporate Trust Department

         b.      Notice to the Company should be sent to:

                 President
                 Summit Family Restaurants Inc.
                 440 Lawndale Drive
                 Salt Lake City, Utah  84115
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                 With a copy to:

                 General Counsel
                 Summit Family Restaurants Inc.
                 440 Lawndale Drive
                 Salt Lake City, Utah  84115

         c.      Notice to you should be sent to:

                 Name~
                 c/o Summit Family Restaurants Inc.
                 440 Lawndale Drive
                 Salt Lake City, Utah  84115

12. This agreement constitutes the entire agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

13. This agreement may not be modified or changed except by a writing, signed by you and the Company.

         Please indicate your acceptance of this agreement by signing one copy of this letter in the space provided below and returning it to me. The other copy is for your files.

                                        Yours very truly,

                                        SUMMIT FAMILY RESTAURANTS INC.


                                        Don M. McComas
                                        President and Chief Executive Officer


AGREED TO AND ACCEPTED this
_____ day of ____________________, 199__.


___________________________________
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